Exhibit 99.1

June 15, 2021

Eric Thornburg,

I am notifying you, as the Board Chairman and Chief Executive Officer of San Jose Water Group (SJW), of my resignation as a serving Board member, effective July 1, 2021. My resignation is due to a personal/family emergency.

I have had the honor to serve as a SJW board member for almost five years with distinguished fellow board members and an exceptional executive management team and staff. This tenure has brought a growing respect and high regard for SJW and its mission.

I wish SJW well in its continued accomplishments and support the importance of its success in serving the water needs of residences, communities and businesses within its service areas.

Very truly,

Debra Man